Exhibit 99.1

Dyax Corp. Announces Third Quarter 2012 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--October 24, 2012--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the third quarter ended September 30, 2012. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers – the KALBITOR® (ecallantide) business and angioedema portfolio, as well as the Licensing and Funded Research Program (LFRP).

Highlights of the third quarter 2012 include:

  KALBITOR net sales increased to $10.8 million, an 18% increase over second quarter 2012;
  596 patients have treated with KALBITOR, up 15% from the previous quarter;
  Operating cash burn in the third quarter was reduced to $5 million; and
  Cash, cash equivalents and investments at September 30, 2012 totaled approximately $30.4 million.

“The continued growth of KALBITOR sales demonstrates the importance of this novel therapy to the hereditary angioedema community and the value of our innovative and comprehensive patient service and support programs,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “Further, our experience in the HAE market gives us the insight with which to build a next generation of products and services that may allow us to treat and support a broader set of angioedemas. In addition, the Licensing and Funded Research Program (LFRP) continues to be a key driver for Dyax due to the LFRP’s broad and maturing pipeline of clinical candidates that potentially address large, high-value therapeutic markets.”

2012 Third Quarter Financial Results

Total revenues for the third quarter ended September 30, 2012 were $13.1 million, as compared to $10.1 million for the comparable quarter in 2011. Included in the 2012 revenues were $10.8 million of KALBITOR net sales, as compared to $6.6 million for 2011. Total revenues for the nine months ended September 30, 2012 were $38.6 million compared to $40.2 million for the comparable period in 2011, and included KALBITOR net sales of $28.0 million and $15.9 million in 2012 and 2011, respectively. The 2011 nine month revenues included $12.2 million in one-time revenue under our collaboration with Sigma-Tau.

Quarterly and annual revenues are expected to continue to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the third quarter of 2012 were $493,000, as compared to $260,000 for the comparable quarter in 2011. For the nine months ended September 30, 2012, cost of product sales were $1.4 million, as compared to $781,000 for the comparable period in 2011. Costs associated with manufacturing KALBITOR drug substance, which were incurred prior to KALBITOR's approval in the United States, were expensed as research and development costs and, accordingly, are not included in the cost of product sales during the 2012 and 2011 periods.

Research and development expenses primarily relate to the following Dyax research and development initiatives: 1) KALBITOR medical support and post-marketing requirements; 2) development of a single-injection formulation of KALBITOR; 3) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein; and 4) pass-through license fees paid by Dyax licensees under the LFRP.

Research and development expenses for the third quarter of 2012 were $6.2 million, as compared to $8.7 million for the comparable quarter in 2011. For the nine months ended September 30, 2012, research and development expenses were $22.7 million, as compared to $26.2 million for the same period in 2011. The lower research and development expenses during the third quarter of 2012 were primarily related to lower clinical trial costs. In addition, the third quarter and nine months of 2012 reflect an expense decline due to lower personnel costs after the February 2012 re-alignment around the angioedema and LFRP franchises, and a reduction in pass-through license fees paid by Dyax licensees under the LFRP.

Selling, general and administrative expenses for the third quarter of 2012 were $9.1 million, as compared to $8.8 million for the comparable quarter in 2011. For the nine months ended September 30, 2012, selling, general and administrative costs were $29.9 million, as compared to $27.1 million for the same period in 2011. The higher selling, general and administrative costs in 2012 were primarily due to expanded infrastructure to support KALBITOR commercial efforts.

For the quarter ended September 30, 2012, Dyax reported a net loss of $5.2 million or $0.05 per share, as compared to a net loss of $9.7 million or $0.10 per share for the comparable quarter in 2011. For the nine months ended September 30, 2012, Dyax reported a net loss of $24.4 million or $0.25 per share, as compared to a net loss of $21.1 million or $0.21 per share for the comparable period in 2011.

As of September 30, 2012, Dyax had cash, cash equivalents, and investments totaling $30.4 million, exclusive of restricted cash.

Financial Guidance

Dyax has re-affirmed its financial guidance for 2012 and beyond:

  2012 top-line total revenue to be in the range of $50 - 54 million. This guidance includes KALBITOR sales of $36-40 million, which are expected to be at the upper end of this range.
  Cash flow break-even during 2013.

This guidance excludes revenue and cash flow from potential new licenses or collaborations and any ex-U.S. KALBITOR sales.

Webcast and Conference Call
Date:	Wednesday, October 24, 2012
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through November 1, 2012 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 34848675. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s key value drivers are the KALBITOR® (ecallantide) business and the angioedema portfolio, as well as the Licensing and Funded Research Program (LFRP).

Dyax developed KALBITOR on its own and, since February 2010, the Company has been selling it in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. Outside the United States, the Company has established partnerships to obtain regulatory approval for and commercialization of KALBITOR in certain markets and is evaluating opportunities in others.

The Company is currently developing products to expand its angioedema portfolio, including a diagnostic strategy to identify plasma kallikrein (bradykinin) mediated (PKM) angioedema and a therapeutic candidate, DX-2930, for the prophylactic treatment of PKM angioedema.

KALBITOR and DX-2930 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the LFRP. This program has provided the Company a portfolio of product candidates being developed by its licensees, which currently includes 11 royalty and/or milestone bearing product candidates in various stages of clinical development, including three in Phase 3 trials.

Dyax is headquartered in Burlington, Massachusetts. For additional information about Dyax, please visit www.dyax.com.

About KALBITOR (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for the LFRP portfolio and increases in the KALBITOR patient base, treatment rates and sales, prospects for KALBITOR and DX-2930 to treat a broader range of angioedemas, projected KALBITOR sales and revenues for 2012, and projected cash flow break-even in 2013. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty whether KALBITOR will gain broad market acceptance; uncertainties regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of LFRP and other licensed products; the uncertainty of negotiations with potential partners and collaborators; uncertainties as to whether one or more of Dyax’s licensees’ new product candidates will be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$10,814	$6,597	$27,988	$15,888
Development and license fee revenues	$2,287	$3,535	$10,632	$24,333
Total revenues, net	$13,101	$10,132	$38,620	$40,221

Costs and expenses:
Cost of product sales	493	260	1,447	781
Research and development expenses	6,158	8,659	22,664	26,238
Selling, general and administrative expenses	9,117	8,790	29,872	27,120
Restructuring costs	-	-	1,440	-

Total costs and expenses	15,768	17,709	55,423	54,139

Loss from operations	(2,667)	(7,577)	(16,803)	(13,918)

Other income (expense):
Interest and other income	5	382	22	544
Interest and other expense	(2,548)	(2,528)	(7,650)	(7,690)
Total other expense	(2,543)	(2,146)	(7,628)	(7,146)

Net loss	$(5,210)	$(9,723)	$(24,431)	$(21,064)

Basic and diluted net loss per share	$(0.05)	$(0.10)	$(0.25)	$(0.21)

Shares used in computing basic and diluted net loss per share	99,069,928	98,748,086	98,896,984	98,720,137

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	September 30,	December 31,
	2012	2011
	(In thousands)
Assets

Cash, cash equivalents and investments	$30,389	$57,504
Accounts receivable, net	7,490	6,092
Inventory	10,192	7,022
Fixed asset	5,288	4,881
Restricted cash	1,100	2,366
Other assets	2,702	5,510

Total assets	$57,161	$83,375

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$11,348	$17,128
Deferred revenue	12,849	15,902
Note payable and other long-term debt	78,236	75,372
Other long-term liabilities	3,087	2,372

Total liabilities	105,520	110,774

Common stock and additional paid-in capital	452,987	449,515
Accumulated deficit and other comprehensive income	(501,346)	(476,914)

Total stockholders' equity (deficit)	(48,359)	(27,399)

Total liabilities and stockholders' equity (deficit)	$57,161	$83,375

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations and Corporate Communications
jrobinson@dyax.com